As filed with the Securities and Exchange Commission on December 10, 2012
Securities Act File No. 333-183169
Investment Company Act File No.  811-21972

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
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FORM N-14

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

☐   Pre-Effective Amendment No. __

☒ Post-Effective Amendment No.    1

(Check appropriate box or boxes)

BLACKROCK CREDIT ALLOCATION INCOME TRUST IV
(Exact name of registrant as specified in charter)
100 BELLEVUE PARKWAY WILMINGTON, DELAWARE 19809
(Address of Principal Executive Offices)

(800) 882-0052
(Area Code and Telephone Number)

John M. Perlowski
President and Chief Executive Officer
BlackRock Credit Allocation Income Trust IV
55 East 52nd Street
New York, New York 10055
(Name and Address of Agent for Service)
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Copies to:
Thomas A. DeCapo, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Beacon Street Boston, Massachusetts 02108	Janey Ahn, Esq. BlackRock Advisors, LLC 40 East 52nd Street New York, New York 10022

EXPLANATORY NOTE

The Joint Proxy Statement/Prospectus and Statement of Additional Information, each in the form filed on September 20, 2012 pursuant to Rule 497 of the General Rules and Regulations under the Securities Act of 1933, as amended (File Nos. 333-183169 and 811-21972), are incorporated herein by reference.

This amendment is being filed in order to (i) file, as Exhibit 11 to this Registration Statement, the opinion and consent of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Registrant, regarding the legality of the securities being offered pursuant to this Registration Statement; and (ii) file, as Exhibit 12 to this Registration Statement, the tax opinions of Skadden, Arps, Slate, Meagher & Flom LLP, special U.S. federal income tax counsel for the Registrant.

PART C:  OTHER INFORMATION

ITEM 15.  Indemnification

There has been no change in the information set forth in Item 15 of the most recently filed Registration Statement of BlackRock Credit Allocation Income Trust IV (the “Registrant”) on Form N-14 under the Securities Act of 1933 (File No. 333-183169), as filed with the Securities and Exchange Commission on September 18, 2012, which information is incorporated herein by reference.

ITEM 16.  Exhibits

Exhibit No.	Description of Exhibit
(1)	Amended and Restated Agreement and Declaration of Trust (a)
(2)	Amended and Restated Bylaws of the Registrant, dated October 28, 2010 (b)
(3)	Not applicable
(4)	Form of Agreement and Plan of Reorganization (c)
(5)(a)	Portions of the Amended and Restated Agreement and Declaration of Trust and the Amended and Restated Bylaws of the Registrant defining the Rights of Shareholders (e)
(b)	Form of Specimen Certificate for Common Shares of Beneficial Interest of the Registrant (d)
(6)(a)	Form of Investment Management Agreement (d)
(b)	Form of Sub-Investment Advisory Agreement (d)
(7)(a)	Form of Underwriting Agreement (d)
(8)	Form of Second Amended and Restated Deferred Compensation Plan (f)
(9)	Form of Custodian Agreement (d)
(10)	Not applicable
(11)(a)	Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Registrant, dated September 18, 2012 (j)
(b)	Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Registrant, dated December 10, 2012 (k)
(12)(a)	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant’s reorganization with BlackRock Credit Allocation Income Trust III (k)
(b)	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant’s reorganization with BlackRock Credit Allocation Income Trust I, Inc. (k)
(c)	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant’s reorganization with BlackRock Credit Allocation Income Trust II, Inc. (k)
(13)(a)	Form of Transfer Agency Agreement (d)
(14)
Consent of independent registered public accounting firm for the Registrant, BlackRock Credit Allocation Income Trust I, Inc., BlackRock Credit Allocation Income Trust II, Inc. and BlackRock Credit Allocation Income Trust III (i)

(15)	Not applicable
(16)	Power of Attorney, dated July 27, 2012 (g)

(17)	Form of Proxy Cards for the Funds (h)

(a)	Filed as an exhibit to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement filed with the Securities and Exchange Commission on November 28, 2006.
(b)	Filed as Exhibit 3.1 to the Registrant’s Form 8-K filed on October 29, 2010.
(c)	Included in the Statement of Additional Information as Appendix A.
(d)	Filed as an exhibit to Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement filed with the Securities and Exchange Commission on December 13, 2006.
(e)	Incorporated by reference to Exhibit 5(a) to the Registrant’s Registration Statement on Form N-14, filed on August 9, 2012.
(f)	Incorporated by reference to Exhibit 8 to the Registrant’s Registration Statement on Form N-14, filed on August 9, 2012.
(g)	Incorporated by reference to Exhibit 16 to the Registrant’s Registration Statement on Form N-14, filed on August 9, 2012.
(h)	Incorporated by reference to Exhibit 17 to the Registrant’s Registration Statement on Form N-14, filed on August 9, 2012.
(i)	Incorporated by reference to Exhibit 14 to the Registrant’s Registration Statement on Form N-14, filed on September 18, 2012.
(j)	Incorporated by reference to Exhibit 11 to the Registrant's Registration Statement on Form N-14, filed on September 18, 2012
(k)	Filed herewith.

ITEM 17.  Undertakings

(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through use of a prospectus which is part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, as amended, the reoffering prospectus will contain information called for by the applicable Exchange registration form for reoffering by persons who may be deemed underwriters, in addition to the information called for by other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, as amended, each post-

effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, this Registration Statement has been signed on behalf of the Registrant, in the City of New York and the State of New York, on the 10th day of December 2012.

BLACKROCK CREDIT ALLOCATION INCOME TRUST IV
By:	/s/ John M. Perlowski
Name:	John M. Perlowski
Title:	President and Chief Executive Officer

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

	Signature	Title	Date

	/s/ John M. Perlowski	President and Chief Executive Officer	December 10, 2012
John M. Perlowski

	/s/ Neal J. Andrews	Chief Financial Officer	December 10, 2012
Neal J. Andrews

	*	Trustee	December 10, 2012
Michael J. Castellano

	*	Trustee	December 10, 2012
Richard E. Cavanagh

	*	Trustee	December 10, 2012
Frank J. Fabozzi

	*	Trustee	December 10, 2012
Kathleen F. Feldstein

	*	Trustee	December 10, 2012
James T. Flynn

	*	Trustee	December 10, 2012
Jerrold B. Harris

	*	Trustee	December 10, 2012
R. Glenn Hubbard

	*	Trustee	December 10, 2012
W. Carl Kester

	*	Trustee	December 10, 2012
Karen P. Robards

	*	Trustee	December 10, 2012
Paul L. Audet

	*	Trustee	December 10, 2012
Henry Gabbay

*By:	/s/ John M. Perlowski	Attorney-in-Fact	December 10, 2012
John M. Perlowski

EXHIBIT INDEX

Exhibit No.		Description of Exhibits

11	(b)	Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Registrant, dated December 10, 2012

12
	(a)	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant’s reorganization with BlackRock Credit Allocation Income Trust III

	(b)	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant’s reorganization with BlackRock Credit Allocation Income Trust I, Inc.

	(c)	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant’s reorganization with BlackRock Credit Allocation Income Trust II, Inc.
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